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Exhibit 3.3
                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                      RIGHTS OF SERIES B PREFERRED STOCK OF
                          STRATUS SERVICES GROUP, INC.


         The undersigned, the Secretary and General Counsel of Stratus Services Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to the authority conferred on the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation and
Section 151 of the General Corporation Law of the State of Delaware, on March 11, 2002, the Board of Directors of the Corporation did unanimously approve the adoption of the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock of the Corporation:

         RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby established a series of Preferred Stock to which the following provisions shall be applicable:

         The shares of this series shall be designated the "Series B Preferred Stock" (the "Series B Preferred Stock") and shall consist of Five Hundred Thousand (500,000) shares, with a par value of $.01 per share and a stated value of $5.00 per share and $2,500,000 in the aggregate. A statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series B Preferred Stock is as follows:

1.       Dividends.

         (a) The holders of the Series B Preferred shall be entitled to receive out of any assets legally available therefore cumulative dividends at the rate of 6% per annum, payable on a quarterly basis on March 31, June 30, October 31 and December 31 of each year (each a "Dividend Payment Date") when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation, including the Corporation's Series A Preferred Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Series B Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

         (b) Any dividend may be paid, at the option of the Corporation, either (i) in cash or (ii) in shares of Common Stock if the Common Stock issuable in connection with such dividend has been registered for resale under the Securities Act, and the

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                   registration statement, including a current prospectus with respect thereto remains in effect at the date of delivery of such shares, and if the Corporation shall have given written notice of its intention to pay the dividend in stock to all holders of the Series B Preferred Stock at least 10 days before the record date for such dividend. If dividends are paid by the Company in shares of its Common Stock, then the number of shares of Common Stock issuable on account of such interest shall equal the cash amount of such dividend on such Conversion Date divided by the Conversion Price (as defined below) on such date.

2. VOTING. Holders of Series B Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.

3.       Liquidation Preference.

         (a) SERIES B PREFERRED STOCK. Upon the occurrence of a Liquidating Event (as defined below), whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders or from the proceeds from such Liquidating Event, and prior to and in preference to any payment or distribution made in respect of the Common Stock or any other class or series of stock of the Corporation, including the Corporation's Series A Preferred Stock, $5.00 in cash, securities or other property (based upon the Market Price thereof for such securities and the fair market value thereof for such other property, in each case calculated as of the date of such Liquidating Event) for each share of Series B Preferred Stock (together with all accrued and unpaid dividends thereon) (the "SERIES B LIQUIDATION PREFERENCE"). If, upon such Liquidating Event, the assets distributable to the holders of the Series B Preferred Stock shall be insufficient to permit the payment in full of the Series B Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series B Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled.

         (b) Valuation of Securities. For purposes of this Section 3, if any asset distributed to shareholders upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation. Any securities to be delivered pursuant to this Section 3 shall be valued as follows:

                   (i) Securities not subject to an investment letter or other similar restrictions on free marketability covered by
                       Section 3(b)(ii) hereof shall be valued at the Market Price (as defined below); and

                   (ii) Securities subject to investment letter or other
                       restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued at an appropriate discount from the Market Price, as reasonably determined by

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

                       the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

For purposes of this Statement, "MARKET PRICE" of any security means the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted by the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the NASD OTC Bulletin Board, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted by the Nasdaq Stock Market or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Corporation's Board of Directors

         (c) LIQUIDATING EVENT. Any of the following shall be considered a "LIQUIDATING EVENT", and shall entitle the holders of the Series B Preferred Stock and the Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Sections 3(a) (valued as provided in Section 3(b) above):

                   (i) any liquidation, dissolution or winding up of the
                       Corporation; or

                   (ii) a sale, lease or other disposition of all or
                       substantially all the Corporation's assets PROVIDED, HOWEVER, that if the holders of a majority of the shares of Series B Preferred Stock so elect by giving written notice to the Corporation before the effective date of any such sale, lease or disposition that would otherwise be a Liquidating Event as defined herein, such sale, lease or other disposition or consolidation shall not be deemed a Liquidating Event and the provisions of Section 4(d) below shall apply.

(d) NOTICE OF LIQUIDATION EVENT. The Corporation shall give to each holder at least thirty (30) days prior written notice of any Liquidating Event by delivery of such notice via first class mail, postage prepaid, at the holder's address as set forth in the records of the Corporation; provided, however, that any holder of Series B Preferred Stock may convert its shares of Series B Preferred Stock to Common Stock at any time prior to the payment date stated in such notice.

4. CONVERSION OF SERIES B PREFERRED STOCK. Each holder of shares of Series B Preferred Stock shall have the right to convert such shares into shares of the Common Stock of the Corporation as follows:

         (a) OPTIONAL CONVERSION. At any time after issuance, all or any portion of shares of the Series B Preferred Stock may be converted, at the option of the holders, into fully paid and nonassessable shares of Common Stock of the Corporation by

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


               multiplying the number of shares of Series B Preferred Stock to be converted TIMES the Liquidation Preference of such shares and dividing the result by the Conversion Price (as defined below) then in effect.

         (b) CONVERSION PRICE. The initial conversion price per share of Series B Preferred Stock (the "CONVERSION PRICE") shall be the lesser of (1) $4.65 or (2) 75% of the Per Share Market Value on the Trading Day immediately preceding the applicable Conversion Date (as defined below).

         (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. In the event that the Corporation at any time or from time to time shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

         (d) EXTRAORDINARY EVENT. Prior to the consummation of any Extraordinary Event (as defined below), the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to ensure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Extraordinary Event if such holder had converted its Series B Preferred Stock immediately prior to such Extraordinary Event. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to ensure that the provisions of this Section 4 shall thereafter be applicable to the Series B Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Section 4, "EXTRAORDINARY EVENT" means the occurrence or consummation of a transaction or series of related transactions (other than any such transaction that is treated as a Liquidating Event) resulting in: (i) a merger, consolidation, sale or reorganization in which the Corporation or any of its subsidiaries is not the surviving corporation; or (ii) a sale, lease or exchange, directly or indirectly, of all or substantially all of the property and assets of the Corporation, whether or not in the ordinary course of business.

         (e) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, stock dividend, partial liquidation, in kind dividend, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Stock in a manner consistent with the other provisions of this Designation of Series B Preferred Stock; PROVIDED, HOWEVER, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock.

         (f)   CONVERSION PROCEDURE.

               (i) Except as otherwise provided herein, each conversion of
                   Series B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation (a "Conversion Date"). At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

              (ii) Notwithstanding any other provision hereof, if a conversion of Series B Preferred Stock is to be made in connection with an Extraordinary Event or any other transaction affecting the Corporation or any holder of Series B Preferred Stock, the conversion of any shares of Series B Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall be deemed to be effective immediately prior to the consummation of such transaction.

             (iii) Promptly (and in any event within five (5) business days in the case of Section 4(f)(iii)(A) below) after a conversion has been effected, the Corporation shall deliver to the converting holder:

                   (A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                   (B) a certificate representing any shares of Series B
                       Preferred Stock which were represented by the certificate or certificates delivered

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

                       to the Corporation in connection with such conversion but which were not converted.

               (iv) The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series B Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

               (v) The Corporation shall not close its books against the
                   transfer of Series B Preferred Stock or of Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

         (g) LIMITATION ON NUMBER OF CONVERSION SHARES. The Corporation shall not be obligated to issue, in the aggregate, more than 1,927,510 shares (such number of shares, the "Issuable Maximum") of Common Stock (which equals 19.999% of the number of shares of Common Stock outstanding as of March 11, 2002) as presently constituted (the "NASDAQ Cap") upon conversion of the Series B Preferred Stock, if issuance of a larger number of shares would constitute a breach of the Corporation's obligations under its agreements with the National Association of Securities Dealers, Inc. (the "NASD") or the Nasdaq Stock Market ("NASDAQ") or the rules of such organizations. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. If on any Conversion Date (A) the shares of Common Stock are listed for trading on NASDAQ, (B) the Conversion Price in effect is such that the aggregate number of shares of Common Stock that would be issuable upon conversion in full of all of the then outstanding shares of Series B Preferred Stock, together with any shares previously issued upon conversion of the Series B Preferred Stock, would exceed the NASDAQ Cap, and (C) the Company shall not have previously obtained the vote of stockholders ("Stockholder Approval"), if any, as may be required by the applicable rules and regulations of NASDAQ applicable to approve the issuance of shares in excess of the NASDAQ Cap pursuant to the terms hereof, then the Company shall issue to the holder of Series B Preferred Stock requesting conversion a number of shares of Common Stock equal to such holder's pro rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum, and with respect to the remainder of the shares of Series B Preferred Stock then held by such holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of the holders' pro rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum, the converting holder shall have the right to require the Corporation to use its best efforts to obtain the Stockholder Approval applicable to such issuance as soon as reasonably possible. The pro rata portion of the Issuable Maximum for each holder of Series B Preferred Stock shall be determined by dividing (x) the number of shares of Series B Preferred Stock issued or sold to such holder and/or its transferor on the Original Issue Date by (y) the total number of shares of Series B Preferred Stock issued and sold by the Company on the Original Issue Date. If any of the original holders of Series B Preferred Stock and their transferees no longer holds any shares of Series B Preferred Stock, then such holder's and the holders' transferees remaining portion of the Issuable Maximum shall be allocated pro rata among the remaining holders of Series B Preferred Stock.

         (h)   Certain Conversion Restrictions.

               (i) A holder may not convert shares of Series B Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Series B Preferred Stock held by such Holder after application of this Section. Since the holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of which shares of Series B Preferred Stock are convertible shall be the responsibility and obligation of the holder. If the holder has delivered a Conversion Notice for shares of Series B Preferred Stock that, without regard to any other shares that the holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 4(b) and, at the option of the holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the holder. The provisions of this Section may be waived by a holder (but only as to itself and not to any other holder) upon not less than 61 days prior notice to the Company. Other holders shall be unaffected by any such waiver.

              (ii) A holder may not convert shares of Series B Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such interest payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, the shares of Series B Preferred Stock held by such Holder after application of this Section. Since the holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of shares of Series B Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the holder has delivered a Conversion Notice for shares of Series B Preferred Stock that, without regard to any other shares that the holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 4(b) and, at the option of the holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series B Preferred Stock to the holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other holder of Series B Preferred Stock) upon not less than 61 days prior notice to the Company. Other holders of Series B Preferred Stock shall be unaffected by any such waiver.

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               (i) NO FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

               (j) NO IMPAIRMENT. The Corporation will not, by amendment of this
                   Statement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 4 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

               (k) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series B Preferred Stock.

               (l) NOTICES OF RECORD DATE. In the event of any taking by the
                   Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend.

               (m) RESERVATION OF COMMON STOCK. The Corporation shall, at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common

                   Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action which would cause the effective purchase price for the Series B Preferred Stock to be less than the par value of the shares of Series B Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such effective purchase price.

5. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York or State of New Jersey are authorized or required by law or other government action to close.

         "CLOSING PRICE" means on any particular date: (a) the closing sales price per share of Common Stock on such date on the OTC or on such Subsequent Market on which the shares of Common Stock are then listed or quoted (as reported by Bloomberg L.P. at 4:15 PM (New York time) for the closing sales price for regular session trading on such day), or if there is no such price on such date, then the closing sales price on the OTC or on such Subsequent Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time) for the closing sales price for regular session trading on such day), or (b) if the shares of Common Stock are not then listed or quoted on the OTC or a Subsequent Market, the closing sales price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Corporation's Board of Directors.

         "COMMISSION" means the Securities and Exchange Commission.
         "Common Stock" means the common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "ORIGINAL ISSUE DATE" shall mean March 11, 2002.

         "OTC" means the OTC Bulletin Board service.

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

         "PER SHARE MARKET VALUE" means on any particular date: (a) the closing bid price per share of Common Stock on such date on the OTC or on such Subsequent Market on which the shares of Common Stock are then listed or quoted (as reported by Bloomberg L.P. at 4:15 PM (New York time) for the closing bid price for regular session trading on such day), or if there is no such price on such date, then the closing bid price on the OTC or on such Subsequent Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York Time) for the closing bid price for regular session trading on such day), or (b) if the shares of Common Stock are not then listed or quoted on the OTC or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices),then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Corporation's Board of Directors.

         "PERSON" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SUBSEQUENT MARKET" means the New York Stock Exchange, Nasdaq SmallCap Market, American Stock Exchange or Nasdaq National Market.

         "TRADING DAY" means (a) a day on which the shares of Common Stock are traded on the OTC or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are traded in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a) and (b) hereof, then Trading Day shall mean a Business Day.

         "UNDERLYING SHARES" means the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or as payment of dividends in accordance with the terms hereof.

         "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement filed under the Securities Act covering, among other things, the resale of the Underlying Shares.

6. RETIREMENT OF SHARES. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

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

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and rights to be signed by Michael A. Maltzman, Executive Vice President and Chief Financial Officer, this 11th day of March 2002.

                                        Stratus Services Group, Inc.


                                        By: /s/ Michael A. Maltzman
                                            ----------------------------------
                                            Name:  Michael A. Maltzman
                                            Title: Executive Vice President and
                                                   Chief Financial Officer



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